Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Garden Fresh Restaurant Corp.

             We consent to incorporation by reference in the registration statements (No. 33-93568, No. 333-57615, No. 333-93359 and No. 333-48440) on Form S-8 of Garden Fresh Restaurant Corp. of our report dated November 14, 2000, relating to the balance sheets of Garden Fresh Restaurant Corp. as of September 30, 1999 and 2000, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the two year period ended September 30, 2000, which appears in the September 30, 2000, annual report on Form 10-K of Garden Fresh Restaurant Corp.

KPMG LLP

San Diego, California
December 29, 2000